Exhibit 10.1

MEDIATION AGREEMENT

On November 8, 2010, Ambac Financial Group, Inc. (“AFG”) filed for Chapter 11 bankruptcy protection (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). This mediation agreement sets forth those terms and conditions of a possible restructuring of AFG in the Bankruptcy Case that impact Ambac Assurance Corporation (“AAC”) and the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) which is subject to a Rehabilitation proceeding pending before the Dane County Circuit Court (the “Rehabilitation Court”), and are, therefore, relevant to the Wisconsin Office of the Commissioner of Insurance (“OCI”), the court-appointed rehabilitator of the Segregated Account (the “Rehabilitator”), and the Official Committee of Unsecured Creditors of AFG (the “Creditors Committee”).

This mediation agreement represents an agreement in principle among the parties to resolve and settle certain disputes, as follows:

1.	Except as otherwise approved by the Rehabilitator, AFG shall use its best efforts to preserve the use of net operating losses as defined in Section 172 of the Internal Revenue Code of 1986, as amended (the “Code”), realized by the Group (“NOLs”) for the benefit of the AAC Subgroup as contemplated herein, including but not limited to, refraining from taking any action that would result in, and taking such affirmative steps as are appropriate to avoid, any Deconsolidation Event (as defined below). In furtherance of the foregoing, AFG shall, effective on the date on which this agreement is signed by all parties (the “Signing Date”), use its best efforts to obtain a confirmation order from the Bankruptcy Court which (i) memorializes the parties’ intent to preserve the use of NOLs for the benefit of the AAC Subgroup and AFG as contemplated herein, (ii) approves the adoption by reorganized AFG of an NOL-preservation plan to remain in effect so long as NOLs remain for the benefit of AAC as contemplated herein and vests continuing jurisdiction in the Bankruptcy Court to enforce restrictions adopted in connection with such plan, and (iii) memorializes the parties’ intent that any subsequent bankruptcy filing by reorganized AFG with the intent of rejecting this agreement and/or seeking additional value from the AAC Subgroup for its use of the NOLs is a per se bad faith filing. For purposes of this agreement, a “Deconsolidation Event” is any event that results in neither AAC nor any entity that, pursuant to Section 381 of the Code, succeeds to the tax attributes of AAC described in Section 381(b) of the Code, being characterized as an includible corporation with the affiliated group of corporations of which AFG (or any successor thereto) is the common parent, all within the meaning of Section 1504 of the Code.

2.

AFG and AAC shall, and shall cause their affiliates to, enter into an Amended and Restated Tax Sharing Agreement (the “TSA”), which agreement shall become effective on the later of (a) the date on which an order is entered pursuant to Section 1129 of chapter 11 of title 11 of the United States Bankruptcy Code by the Bankruptcy Court confirming AFG’s chapter 11 plan of reorganization, as amended, supplemented or modified (the “Bankruptcy Plan”), and (b) the date on which a non-stayed order is entered by the Rehabilitation Court approving the transactions contemplated by this agreement (such date, the “Effective Date”), except, once the TSA becomes effective, the NOL tolling provisions shall have effect as of October 1, 2011 (and the portion of the taxable year beginning on October 1, 2011 and ending on December 31, 2011 shall be considered a separate taxable period for purposes of determining amounts payable pursuant to the TSA). The TSA shall replace, supersede and nullify in its entirety the existing tax-sharing agreement and related amendments among AFG, AAC and certain of their affiliates. The TSA shall address certain issues including, but not limited to, the following:

a.	Any NOLs generated by the Group (as defined in the TSA) on or prior to, and existing on, September 30, 2011 (the “Determination Date”), not taking into account the consequences of any settlement with respect to the IRS Dispute (defined below) (“Pre-Determination Date NOLs”), shall be available for use by the AAC Subgroup as set forth below.

b.	Any NOLs generated by the AAC Subgroup (as defined in the TSA) determined on a separate company tax basis after the Determination Date (the “Post-Determination Date NOLs”) shall be available for use by the AAC Subgroup at no cost.

c.	The portion of any NOLs generated by the AAC Subgroup during the taxable year 2011 shall be allocated to either the Pre-Determination Date NOLs or the Post-Determination Date NOLs on the basis of a deemed closing of the books and records of the AAC Subgroup as of the end of the Determination Date. AAC and the other members of the AAC Subgroup agree not to enter into any transaction resulting in taxable income or loss on or prior to the Determination Date other than in the ordinary course of business and consistent with past practices. For purposes of determining the amount of any NOLs or taxable income pursuant to this agreement, (i) the surplus notes issued by AAC in June 2010 will be considered indebtedness issued by AAC for federal income tax purposes, (ii) the aggregate issue price, for federal income tax purposes, of the surplus notes issued by AAC in June 2010 and subject to a call option letter agreement shall be treated as equal to $232 million and (iii) the aggregate issue price, for federal income tax purposes, of the remaining surplus notes issued by AAC in June 2010 shall be treated as equal to $1,060 million.

d.	Unless and until there has been a Deconsolidation Event, the amount of Pre-Determination Date NOLs allocated to, and available for use by, the AAC Subgroup to offset income for federal income tax purposes (the “Allocated NOLs”) shall be an amount (such amount being hereinafter referred to as the “Allocated NOL Amount”) equal to the lesser of:

(1) $3.8 billion; and

(2) the total amount of Pre-Determination Date NOLs, MINUS the sum of (A) the amount of cancellation of indebtedness income realized within the meaning of

Section 108 of the Code by AFG pursuant to the consummation of the Bankruptcy Plan and (B) the amount of interest disallowed pursuant to Section 382(l)(5)(B) of the Code upon the consummation of the Bankruptcy Plan.

The AAC Subgroup may utilize the Allocated NOL Amount to offset income for federal income tax purposes in exchange for a payment pursuant to the TSA in an amount determined pursuant to the table attached hereto as Appendix A, with the applicable percentage for the particular usage tier shown in such table being multiplied by the aggregate amount of the AAC Subgroup’s federal income tax liability (for the taxable year in which the NOLs within the respective tier are used) that otherwise would have been paid by the AAC Subgroup if such NOLs within the respective tier were not available for the AAC Subgroup’s use.

Any amounts due from AAC to AFG pursuant to the TSA shall be paid no later than the date on which the applicable tax return is filed, provided that any such amounts due and owing prior to the Closing Date (as defined in Section 11) shall be deposited in an escrow account established under Section 6, which will be transferred to AFG on the Closing Date. The parties shall cooperate with each other and, upon reasonable request, provide information with respect to the tax matters set forth in this agreement. A reduction in the Pre-Determination Date NOLs as a result of a resolution of the IRS Dispute shall be allocated between the Allocated NOLs and the AFG Allocated NOLs (as defined below) in a manner to be agreed upon by the parties. The same allocation methodology shall be utilized to the greatest extent possible with respect to the Allocated AAC AMT NOL Amount (as defined below).

e.	Beginning on the fifth anniversary of the Effective Date, prior to the occurrence of a Deconsolidation Event, and subject to AFG’s consent not to be unreasonably withheld, the AAC Subgroup may utilize Pre-Determination Date NOLs in excess of the Allocated NOL Amount (the “AFG Allocated NOLs”) in exchange for a payment pursuant to the TSA in an amount equal to 25% multiplied by the aggregate amount of the AAC Subgroup’s federal income tax liability for the taxable year in which the NOLs are used that otherwise would have been paid by the AAC Subgroup if such NOLs were not available for its use.

f.

Following the occurrence of a Deconsolidation Event, pursuant to the election set forth in Section 2.i., (1) the amount of Pre-Determination Date NOLs allocated to, and owned by, the AAC Subgroup (the “Post-Deconsolidation Allocated NOLs”) shall be an amount (such amount being hereinafter referred to as the “Post-Deconsolidation Allocated NOL Amount”) equal to the (A) the Allocated NOL Amount less (B) the AAC Pre-Deconsolidation Utilized NOL Amount (as defined below) and (2) all Post-Determination Date NOLs (to the extent not previously utilized by the AAC Subgroup) shall be allocated to, and owned by, the AAC Subgroup. AFG, in its sole discretion, may allocate incremental NOLs to the AAC Subgroup to increase the Post-Deconsolidation Allocated NOLs. AAC shall compensate AFG for the use of the Post-Deconsolidation Allocated NOLs to offset income for federal income tax purposes in an amount determined pursuant to the table attached hereto as Appendix A, with the applicable percentage for the particular usage tier shown in such table being multiplied by the aggregate amount of the AAC Subgroup’s federal income tax liability (for the taxable year in which the NOLs within the respective tier are used) that otherwise would have been paid by the AAC Subgroup if such NOLs within the respective tier were not available for the AAC Subgroup’s use.

“AAC Pre-Deconsolidation Utilized NOL Amount” is the portion of the Allocated NOL Amount that for purposes of Section 2.d is utilized to offset income for federal income tax purposes as provided herein by AAC following the Determination Date and prior to a Deconsolidation Event.

g.	It is understood that to the extent that the AAC Subgroup has any available Post-Determination Date NOLs, solely for purposes of determining the amounts payable under this agreement, such Post-Determination Date NOLs shall be treated as being used prior to utilization of any Allocated NOL Amount or Post-Deconsolidation Allocated NOL Amount.

h.	It is understood that AFG shall be able to utilize the AFG Allocated NOLs. Solely for purposes of determining the amounts payable under this agreement, AFG shall be treated as using the AFG Allocated NOLs and any NOLs generated by the AFG Subgroup (as defined in the TSA) after the Determination Date (determined on a separate company tax basis without inclusion of the AAC Subgroup) prior to utilization of any Allocated NOLs or Post-Determination Date NOLs. If and to the extent that AFG utilizes (i) any Pre-Determination Date NOLs in excess of the AFG Allocated NOLs or (ii) any Post-Determination Date NOLs, AFG shall make a payment pursuant to the TSA in an amount equal to 50% of the aggregate amount of the AFG Subgroup’s federal income tax liability for the taxable year in which the NOLs are used that otherwise would have been paid by AFG if such NOLs were not available for its use.

i.

With respect to any taxable year that includes a Deconsolidation Event, AFG shall, subject to the prior review and approval of the Rehabilitator, make valid and timely elections pursuant to Treasury Regulation Section 1.1502-36 to the extent permitted thereunder such that (i) the NOLs of the AAC Subgroup that exist immediately following a Deconsolidation Event will be an amount equal to the sum of the Post-Determination Date NOLs existing as of the Deconsolidation Event (to the extent not previously utilized by the AAC Subgroup) and the Post-Deconsolidation Allocated NOL Amount, and (ii) no reduction in the tax basis of any asset of the AAC Subgroup will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(D), and no reduction in the amount of any deferred deduction will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(C). Any such elections approved by the Rehabilitator shall not be revoked or modified, whether by amended return or otherwise, without the consent of the Rehabilitator. With respect to any taxable year that includes any event resulting in the application of Treasury Regulation Section 1.1502-36 to AAC or the AAC Subgroup other than a Deconsolidation Event (an “Adjustment

Event”), AFG shall, subject to the prior review and approval of the Rehabilitator, make valid and timely elections pursuant to Treasury Regulation Section 1.1502-36 to the extent permitted thereunder such that (X) the NOLs of the AAC Subgroup that exist immediately following such Adjustment Event will be an amount equal to the sum of the Post-Determination Date NOLs existing as of the Adjustment Event (to the extent not previously utilized by the AAC Subgroup prior to such Adjustment Event) and the Allocated NOL Amount less the AAC Pre-Deconsolidation Utilized NOL Amount determined as if the date of the Adjustment Event were a Deconsolidation Event, (Y) the AMT NOLs of the AAC Subgroup that exist immediately following such Adjustment Event will be an amount equal to the sum of the Post-Determination Date AMT NOLs (as defined in Section 2.m below) existing as of the Adjustment Event (to the extent not previously utilized by the AAC Subgroup prior to such Adjustment Event) and the Allocated AMT NOL Amount (as defined in Section 2.m below) less the AAC Pre-Deconsolidation Utilized AMT NOL Amount (as defined in Section 2.m below) determined as if the date of the Adjustment Event were a Deconsolidation Event, and (Z) no reduction in the tax basis of any asset of the AAC Subgroup will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(D), and no reduction in the amount of any deferred deduction will be required pursuant to Treasury Regulation Section 1.1502-36(d)(4)(i)(C).

j.	With respect to each taxable year of the Group, if AAC or the Rehabilitator notifies AFG, at least 30 days before the Group tax return is filed, that AAC or the Rehabilitator has reasonably determined that there exists uncertainty as to whether or not a Deconsolidation Event or Adjustment Event has occurred during such taxable year, AFG shall, subject to the prior approval of the Rehabilitator, make such protective elections or take other similar actions so that if such a Deconsolidation Event or Adjustment Event were determined subsequently to have occurred during such taxable year, the results contemplated by Section 2.i would be achieved to the maximum extent possible. Any such elections or other actions approved by the Rehabilitator shall not be revoked or modified, whether by amended return or otherwise, without the consent of the Rehabilitator.

k.	If a Deconsolidation Event occurs on a date other than the last day of a taxable year of AFG, no election under Treasury Regulation Sections 1.1502-76(b)(2)(ii) or (iii) (a so-called “ratable allocation” election) shall be made in connection with determining the allocation of the items of the AAC Subgroup between the portion of such taxable year that ends on the date of the Deconsolidation Event and the remaining portion of such taxable year.

l.

Notwithstanding any provision of this agreement, the provisions of this Section 2 shall apply equally and separately with respect to any NOLs that are utilized in any taxable period with respect to the determination of (a) any tax payable pursuant to Section 55 of the Code or any other similar provision of state or local law (“AMT”) by the AAC Subgroup (the “AAC AMT”) or (b) any federal income tax payable by the AAC Subgroup as provided herein. The amount due and payable from AAC to AFG pursuant to the TSA shall be the sum of (i) the AAC

AMT, (ii) any federal income tax owed by the AAC Subgroup as provided in the TSA (the “AAC Federal Tax”) (reduced by any available tax credits previously generated by payment of the AAC AMT, including prior to the Effective Date, and not used in any prior taxable year), (iii) the sum of the amounts due and payable under Sections 2.d, 2.e and 2.f (the “Federal Tax Usage Amount”) and (iv) the excess of the AAC AMT Usage Amount determined under Section 2.o over the Federal Tax Usage Amount. For the avoidance of doubt, amounts shall be due and payable from AAC to AFG pursuant to clauses (iii) and (iv) of this Section 2.l irrespective of whether the Federal Tax Usage Amount or the AAC AMT Usage Amount arises prior or subsequent to a Deconsolidation Event.

m.	Prior to a Deconsolidation Event and subject to Section 2.o, the AAC Subgroup shall, for purposes of determining the AAC AMT pursuant to Section 2.l, be permitted to utilize (subject to any restrictions imposed under the Code or the Treasury Regulations promulgated thereunder) the NOLs of the Group available for use to offset AMT (“AMT NOLs”) in an aggregate amount (the “Allocated AMT NOL Amount”) equal to the product of (i) the AMT NOLs of the Group and (ii) the percentage (expressed as a decimal) determined by dividing (x) the Allocated NOL Amount by (y) the total NOLs of the Group, in each case, such NOLs to be determined as of the Determination Date. In addition, any AMT NOL generated by the AAC Subgroup determined on a separate company tax basis after the Determination Date (the “Post-Determination Date AMT NOLs”) shall be available for use by the AAC Subgroup at no cost. Further, it is understood that to the extent that the AAC Subgroup has any available Post-Determination Date AMT NOLs, solely for purposes of determining the amounts payable under this agreement, such Post-Determination Date AMT NOLs shall be treated as being used prior to utilization of any Allocated AMT NOL Amount or any Post-Deconsolidation Allocated AMT NOL Amount.

n.	Upon a Deconsolidation Event and subject to Section 2.o, AFG shall take all actions permitted by law necessary to allocate to AAC an amount of AMT NOLs equal to (i) the Allocated AMT NOL Amount MINUS the Pre-Deconsolidation AAC Utilized AMT NOL Amount (as defined below), (the “Post-Deconsolidation Allocated AMT NOL Amount”), and (ii) the Post-Determination Date AMT NOLs existing as of the Deconsolidation Event (to the extent not previously utilized by the AAC Subgroup) and (iii) the amount of any unused AMT credits allocable to any AAC AMT. “AAC Pre-Deconsolidation Utilized AMT NOL Amount” is the portion of the Allocated AMT NOL Amount that for purposes of Section 2.l were utilized to offset income for AMT purposes by the AAC Subgroup following the Determination Date and prior to a Deconsolidation Event (including any AMT NOLs to the extent that they were not subject to the payment requirement of Section 2.l).

o.

The AAC Subgroup may utilize (i) prior to a Deconsolidation Event, the Allocated AMT NOL Amount or (ii) following a Deconsolidation event, the Post-Deconsolidation Allocated AMT NOL Amount, in each case, to offset income for AMT purposes (the “AAC AMT NOLs”). The AAC AMT Usage Amount shall be equal to the product of (a) the applicable percentages set forth on the table attached hereto as Appendix A, multiplied by (b) (X) the aggregate amount of the AAC Subgroup’s AMT liability for the taxable year that otherwise would have been paid by the AAC Subgroup if such AAC AMT NOLs were not available for its use MINUS (Y) the Annual AMT NOL Usage Credit (as defined below).

p.	During the taxable year (or portion thereof) beginning January 1st, 2011 (the “Initial AMT NOL Period”), the Annual AMT NOL Usage Credit shall be $3 million (the “Initial Period AMT NOL Usage Credit Carry-Over Amount”) with the utilization of such Annual AMT NOL Usage Credit not to exceed the amount that reduces the AAC AMT Usage Amount to equal the Federal Tax Usage Amount to the extent sufficient credits are available. During the second through seventh taxable years (or portions thereof), the Annual AMT NOL Usage Credit shall be equal to the sum of (i) $3 million and (ii) the excess of $3 million over the lesser of (A) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior taxable year (or portion thereof) or (B) $3 million, with the utilization of the Annual AMT NOL Usage Credit not to exceed the amount that reduces the AAC AMT Usage Amount to equal the Federal Tax Usage Amount to the extent sufficient credits are available. During the eighth taxable year beginning after the Initial AMT NOL Period, the Annual AMT NOL Usage Credit shall be equal to the sum of (i) $10 million and (ii) the excess of $3 million over the lesser of (A) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior taxable year (or portion thereof) or (B) $3 million, with the utilization of the Annual AMT NOL Usage Credit not to exceed the amount that reduces the AAC AMT Usage Amount to equal the Federal Tax Usage Amount to the extent sufficient credits are available. During all succeeding taxable years (or portions thereof), the Annual AMT NOL Usage Credit shall be equal to the sum of (i) $10 million and (ii) the excess of $10 million over lesser of (A) the portion of the Annual AMT NOL Usage Credit actually utilized in the immediately prior taxable year (or portion thereof) or (B) $10 million (the “Subsequent Period AMT NOL Usage Credit Carry-Over Amount”), with the utilization of the Annual AMT NOL Usage Credit not to exceed the amount that reduces the AAC AMT Usage Amount to equal the Federal Tax Usage Amount to the extent sufficient credits are available.

q.	Notwithstanding any other provision of this agreement, (i) any AMT NOL carryover amounts described in Section 2.p above, attributable to any specific taxable year may only be carried to the next succeeding taxable year and may not be carried into any other taxable year, (ii) the sum of Annual AMT NOL Usage Credits utilized by the AAC Subgroup shall not exceed in the aggregate $60 million throughout the term of the TSA and (iii) the Annual AMT NOL Usage Credit shall not be utilized in the event that the Federal Tax Usage Amount exceeds the AAC AMT Usage Amount (as calculated before giving effect to such Annual AMT NOL Usage Credit).

3.	AFG and AAC shall, and shall cause their affiliates to, enter into an Expense Sharing and Cost Allocation Agreement, which agreement shall become effective on the Effective Date. The Expense Sharing and Cost Allocation Agreement shall provide for the following:

a.	Until (and including) the fifth anniversary of the Effective Date, AAC shall promptly pay all reasonable AFG operating expenses annually in arrears, subject to a $5 million per annum cap. Following the fifth anniversary of the Effective Date, AAC shall, only with the approval of the Rehabilitator, pay all reasonable AFG operating expenses in arrears subject to a $4 million per annum cap. In the event that the Rehabilitator declines to approve AAC’s request to pay reasonable AFG operating expenses in any such year, AFG shall have no further obligations under this agreement.

b.	AFG shall prepare in good faith an annual operating expense budget (based on reasonable assumptions) for the forthcoming fiscal year, in a form reasonably satisfactory to the Rehabilitator (each, an “Annual Budget”). As soon as available, and in any event within 30 days prior to the commencement of each calendar year, AFG shall provide each Annual Budget to the Rehabilitator. Within 45 days after each March 31, June 30 and September 30, AFG shall provide the Rehabilitator with a comparison (in form reasonably satisfactory to the Rehabilitator) of (a) actual expenses incurred through such date, and expenses expected to be incurred from such date until the end of the then-current fiscal year, to (b) the projected expenses as set forth on the Annual Budget. AFG’s actual operating expenses shall not exceed the amounts set forth in the Annual Budget unless such excess expenses are reasonable.

c.	AAC’s obligation to reimburse AFG operating expenses shall terminate upon the earlier to occur of the following events: (i) a breach by AFG of any material term of this agreement (including, but not limited to, filing for a new bankruptcy or taking any action which impairs the ability of AAC and/or the Rehabilitator to continue to use NOLs in accordance with this agreement); and (ii) the imposition under Section 382(a) of the Code of an annual “section 382 limitation” (within the meaning of Section 382(b) of the Code) of $37.5 million or less on the use of NOLs available to the AAC Subgroup under this agreement. In addition, AAC may elect to terminate its obligation to reimburse AFG operating expenses to the extent that none of the NOLs included in the Allocated NOL Amount remains available for use by the AAC Subgroup.

d.	Until AAC’s obligation to reimburse AFG operating expenses shall have terminated as provided in Section 3.c, AFG shall not make any cash distributions to common stockholders if, following such distribution, AFG would have total unrestricted cash and other liquid assets of less than $5 million.

4.

Notwithstanding any existing agreement between AAC and AFG and subject to the following sentence, effective on the Signing Date, AAC and AFG will share all reasonable litigation fees and expenses incurred by AFG on or after November 1, 2010, in the adversary proceeding (including appeals, if any) initiated by AFG as debtor in the Bankruptcy Case against the Internal Revenue Service (“IRS”) (captioned Ambac

Financial Group, Inc. vs. United States of America, Case No. 10-04210) (the “IRS Dispute”), on the basis of 85% to AAC and 15% to AFG. Furthermore, AAC agrees to pay AFG (a) on the Signing Date, or as soon as practicable thereafter, an amount equal to 85% of all expenses incurred by AFG on or after November 1, 2010 and through the Signing Date in relation to the IRS Dispute (subject to a $2 million credit for amounts already paid by AAC in connection with the IRS Dispute) and (b) on a monthly basis following the Signing Date an amount equal to 85% of all reasonable expenses incurred by AFG on or after the Signing Date in relation to the IRS Dispute. AFG shall not settle or offer to settle the IRS Dispute, incur any defense costs or otherwise assume any contractual obligation, admit any liability, voluntarily make any payment or otherwise agree to any judgment with respect to the IRS Dispute without the written consent of each of AAC, which shall not be unreasonably withheld, and the Rehabilitator in its sole and absolute discretion. Each of AAC and the Rehabilitator hereby consents to the defense costs incurred by AFG and AAC (i) prior to the Signing Date with respect to the IRS Dispute, the invoices for which have been provided to AAC and the Rehabilitator, and (ii) in implementing the litigation strategy that AFG is currently pursuing in connection with the IRS Dispute. AAC and the Rehabilitator shall be entitled to full cooperation and all information and particulars they or either of them may request from AFG in relation to the IRS Dispute and any other issues that AAC may have relative to the IRS, including, without limitation, express authorization to engage with IRS directly on matters arising under the plan of rehabilitation with respect to the Segregated Account and any amendment or subsequent iteration thereof (the “Plan of Rehabilitation”) (including any efforts to obtain a private letter ruling, pre-filing agreement or other form of guidance or clarification).

5.	AFG, AAC, the Segregated Account and the Rehabilitator shall enter into an Amendment No. 1 to Cooperation Agreement, which shall become effective on the Effective Date. Amendment No. 1 to the Cooperation Agreement shall provide for the following:

a.

Following each taxable year during any part of which AAC is a member of the Group, AFG shall, no later than April 1 of such subsequent year, provide the Rehabilitator with a summary of the material provisions of AFG’s expected tax position and the expected differences between AAC’s statutory financial statements and AFG’s expected tax positions. The Rehabilitator shall notify AFG and AAC in writing of any concerns of the Rehabilitator with respect to any such expected tax positions no later than May 1 of such year. Promptly thereafter, AFG and AAC shall meet with the Rehabilitator to resolve in good faith such concerns. In the event that the Rehabilitator is unable to resolve a dispute with AFG and AAC concerning an expected tax position by July 1 of such year, the parties shall immediately submit such dispute to expedited arbitration before a single arbitrator with the requisite tax expertise whose decision shall be issued no later than August 31 of such year and shall be final and binding upon the parties. The parties shall agree to such further procedures as are necessary and prudent to permit the arbitrator to issue a decision by August 31 of such year. If the expected tax position relates to the AAC Group, the sole issue before the arbitrator shall be whether the tax position advocated by the Rehabilitator is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS. If the expected tax position does not relate to the AAC Group, the sole issue before the arbitrator shall be whether the tax position advocated by AFG is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS. In the event that the arbitrator rules that the tax position advocated by the Rehabilitator (where the expected tax position relates to the AAC Group) or the tax position advocated by AFG (where the expected tax position does not relate to the AAC Group) is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS, AFG shall file its return on the basis of such advocated tax position, which position may be disclosed in such return. In the event that the arbitrator does not rule that a tax position advocated by either the Rehabilitator or AFG, as the case may be, is more likely than not to be upheld by a court of competent jurisdiction in a subsequent challenge to such position by the IRS, such party shall be precluded from advocating for such tax position in any subsequent year absent any change or changes in facts or circumstances that would support such tax position. The cost of the arbitrator will be split between AFG and AAC. The Rehabilitator represents that it is not presently aware of any fact, including, without limitation, any plan of rehabilitation for the Segregated Account that is presently being considered, upon which it would seek to change (under this Section 5.a) the method of realization or accrual of deductions for interest and original issue discount on the surplus notes issued by AAC in June 2010, including the application of Sections 163(e)(5) and 163(i) of the Code.

b.

AAC shall (i) provide the Rehabilitator the opportunity to participate in all meetings with AAC management to discuss loss reserves to be included in any statutory financial report; (ii) provide the Rehabilitator with all reports provided to AAC management (when so provided) concerning the assumptions and vendors utilized or to be utilized in arriving at statutory loss reserves, together with any related reports or materials requested by the Rehabilitator; and (iii) obtain the approval of the Rehabilitator prior to accepting repayment of any intercompany loan in an amount in excess of $50,000,000 per annum or any modification to or deemed repayment of any intercompany loan in an amount that would result in AAC recognizing income or a reduction in issue price in excess of $50,000,000 per annum. No later than February 1st of each year (or more frequently if requested by AAC), if AAC proposes to make any changes in the assumptions or vendors utilized in determining statutory loss reserves from the prior year’s statutory loss reserves (or, with respect to 2011, the statutory loss reserves for the period from September 30, 2011 to December 31, 2011), which changes would cause the difference (whether positive or negative) between (w) AAC’s statutory reserves determined with such proposed changes and (x) AAC’s statutory reserves determined without such proposed changes to exceed the lesser of (y) $200,000,000 or (z) 10% of AAC’s statutory reserves determined without such proposed changes, AAC shall seek and obtain the approval of its loss reserves from the Rehabilitator, which approval shall not be unreasonably withheld or delayed. In the event that the Rehabilitator disputes AAC’s loss reserves and does not provide such approval, then, unless OCI prescribes an accounting practice requiring AAC to follow the position of the Rehabilitator, the parties shall (i) immediately submit such dispute to expedited arbitration before a single arbitrator with requisite expertise to decide which of the positions most appropriately reflects expected claim payments or (ii) jointly agree to an alternative method of dispute resolution. The decision of an arbitrator shall be final and binding upon the parties, and shall be rendered in such form and substance as shall be necessary to permit AAC to reasonably rely thereon for purposes of filing its statutory financial statements. The parties shall agree to such procedures as are necessary and prudent to permit the arbitrator to issue a decision by no later than ten business days before the date that the annual financial reports are required to be filed (the “Filing Date”). If the differences of the parties are not resolved in a manner described above at least ten business days before the Filing Date, then AAC shall request an extension of the Filing Date from OCI. If OCI agrees to such an extension, it will cooperate with AAC to secure extensions in other jurisdictions as necessary. If such extension (or subsequent extension) is not granted, AAC shall be entitled to file its financial reports on the basis of its own loss reserving positions.

c.	Any changes to AAC’s existing Investment Policy (dated November 18, 2010) shall be submitted to the Rehabilitator for approval, which approval shall not be unreasonably withheld. The Rehabilitator shall meet with AAC management (including the CFO) semi-annually to discuss the Investment Policy and any changes appropriate thereto. The Rehabilitator may recommend changes to the Investment Policy and AAC shall consider such recommendations in good faith. The Rehabilitator shall also be provided with periodic reports of investment transactions in the ordinary course. Notwithstanding anything to the contrary in the Management Services Agreement or any other agreement, in the event that AAC’s rejection of any proposed changes are not reasonable and fair to the interests of AAC and the Segregated Account, or are not protective or equitable to the interests of AAC and the Segregated Account policyholders generally, the Rehabilitator may direct AAC to transfer investment management functions relating to the investment portfolio to a third party jointly chosen by the Rehabilitator and AAC. With respect to any subsequent transfers to third parties of investment management functions relating to the investment portfolio, such third parties shall be jointly chosen by the Rehabilitator and AAC. If the investment management function is transferred in accordance with the foregoing, the parties shall agree to provisions similar to those contained in Section 2.05 of the Cooperation Agreement with respect to such replacement investment manager.

6.	On the Effective Date, AAC shall transfer to an escrow account $30 million (the “Cash Grant”). On the Closing Date, the Cash Grant shall be transferred to AFG. The TSA shall provide that in consideration of AAC’s payment of the Cash Grant, to the extent that AAC makes any payments to AFG for NOL use as set forth in Section 2 of this agreement and memorialized in the TSA, AAC shall receive a credit against the first $5 million in payments due under each of NOL Usage Tier A, B, and C shown in Section 2 of this agreement provided that the sum of the credits for all tiers shall not exceed $15 million.

7.	Effective as of the Signing Date, the Rehabilitator shall, in conjunction with its petition to the Rehabilitation Court for prompt approval of the transactions contemplated by this agreement pursuant to Section 11, seek an order providing that in the event that any obligations of AAC under this agreement become subject to the authority of the Rehabilitation Court or any other court of competent jurisdiction overseeing any delinquency proceeding of AAC or any of its assets or liabilities, the obligations of AAC to (i) make payments to AFG for NOL use pursuant to the TSA, (ii) reimburse reasonable AFG operating expenses pursuant to the Expense Sharing and Cost Allocation Agreement (as provided in Section 3 of this agreement), (iii) pay the Cash Grant (as provided in Section 6 of this agreement), (iv) make all payments described in Section 2.l and (v) make all payments described in Section 4, in each case, shall be provided administrative-expense status in any such insurer delinquency proceeding. The junior surplus notes to be issued pursuant to Section 8 of this Agreement shall not be entitled to administrative-expense priority. The priority level of any claim by AFG for damages arising from AAC’s breach of any other obligation under this agreement (including such other obligations as memorialized in the TSA, the Expense Sharing and Cost Allocation Agreement or the Cooperation Agreement) shall be a matter of further proceedings before the Rehabilitation Court, with each party herein reserving its rights in that regard. The Rehabilitator, OCI and AAC acknowledge that the phrase “the July 18, 1991 Tax Sharing Agreement, as amended” in Amendment No. 1 to the Plan of Operation does not include the TSA and, that the TSA, once executed, will not be allocated to the Segregated Account by operation of Amendment No. 1 to the Plan of Operation. Other than the foregoing, nothing herein shall be interpreted to limit the authority of the Rehabilitator over AAC in the event that AAC becomes subject to a delinquency proceeding under Chapter 645 of the Wisconsin Statutes.

8.	The Segregated Account shall issue, on the Closing Date, $350 million of junior surplus notes to AFG, the terms of which shall be mutually agreed and no less favorable to AFG than those extended to any other recipient of junior surplus notes as a creditor described by subsections (5) or (6) of Section 645.68 of the Wisconsin Statutes.

9.

Effective as of the Closing Date, AFG, and the members of the Creditors Committee (the “AFG Interests”) shall provide an unconditional, full and complete release of OCI, the Rehabilitator, AAC and the Segregated Account, and each of their respective current and former members, shareholders, affiliates, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, consultants and other professionals retained by such persons, and any other advisors or experts with whom OCI, the Rehabilitator, AAC or the Segregated Account consults), from any and all claims or causes of action of any nature whatsoever that the AFG Interests (and/or any person claiming by or through the AFG Interests) ever had, now has or can, shall or may have, by reason of any matter, cause or thing occurring prior to the Closing Date, including but not limited to (i) any preference, fraudulent conveyance or constructive trust claims AFG may have against AAC and (ii) any liability to AFG pertaining to any possible misallocation of up to $38,485,850 of tax refunds received by AAC in

September 2009 and February 2010. Effective as of the Closing Date, AAC, OCI, the Segregated Account, and the Rehabilitator shall provide an unconditional, full and complete release of AFG and the members of the Creditors Committee, and each of their current and former members, shareholders, affiliates, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers, consultants and other professionals retained by such persons, and any other advisors or experts with which it consults), from, without limitation, any and all claims or causes of action of any nature whatsoever that such parties (and/or any person claiming by or through such parties) ever had, now has or can, shall or may have, by reason of any matter, cause or thing occurring prior to the Closing Date.

10.	Upon the reasonable request of AFG at any time on or after the Signing Date, AAC commits to undertake commercially reasonable efforts to transfer to AFG a more than insignificant amount of an active trade or business, subject to (i) OCI’s determination that such a transfer does not violate the law, is reasonable and fair to the interests of AAC and the Segregated Account, and protects and is equitable to the interests of AAC and the Segregated Account policyholders generally, and (ii) AFG’s receipt of a tax opinion stating that it is at least more likely than not that such transfer satisfies the requirements of Section 269 of the Code.

11.	The Closing Date shall occur no later than ten business days following the date on which each of the following conditions has been satisfied or waived by each of the parties hereto:

a.	entry of a final, non-appealable order by the Rehabilitation Court approving the transactions contemplated by this agreement, such approval to be sought within 30 days of the filing of the Bankruptcy Plan;

b.	entry of a final, non-appealable order by the Bankruptcy Court confirming the Bankruptcy Plan, including the transactions contemplated by this agreement;

c.	resolution of the IRS Dispute, either by settlement as contemplated by Section 4 or by judgment of a court of competent jurisdiction that does not (i) require the AAC Subgroup to make a payment to the IRS of more than $100 million in connection with the IRS’s claim for the recovery of certain federal tax refunds that were received prior to November 7, 2010 by AFG, AAC or their affiliates or (ii) reduce the Allocated NOL Amount by more than 10%; and

d.

the earliest to occur of the following: (i) the United States Bankruptcy Court for the Southern District of New York enters a final, non-appealable order determining that neither an “ownership change” (within the meaning of Section 382 of the Code) (an “Ownership Change”) with respect to AAC nor a Deconsolidation Event occurred during the 2010 taxable year; in a form reasonably acceptable to the Rehabilitator with respect to such matters only, or (ii) AFG (on behalf of itself, AAC, and the other members of the Group) and the IRS enter into a pre-filing agreement with the IRS, prior to the filing of AFG’s 2011 tax return, by which the IRS agrees that no such Deconsolidation Event or

Ownership Change occurred during the 2010 taxable year; or (iii) AFG (on behalf of itself, AAC, and the other members of the Group) and the IRS enter into a closing agreement, by which the IRS agrees that no such Deconsolidation Event or Ownership Change occurred during the 2010 taxable year.

Promptly following the Signing Date, the Rehabilitator shall petition the Rehabilitation Court for approval of the transactions contemplated by this agreement, and AFG shall petition the Bankruptcy Court approval of the transactions contemplated by this agreement. AFG and the Rehabilitator shall use their best efforts to ensure that such orders are upheld on any appeal. The Creditors Committee shall support AFG’s application for Bankruptcy Court approval of this agreement. The approval from the Bankruptcy Court shall memorialize the parties’ intent to preserve use of NOLs for the benefit of AAC and AFG as contemplated herein. The parties shall use their best efforts to ensure that the order contemplated by subsection (i) of Section 11.d is obtained, and if such an order cannot be obtained, the parties shall use their commercially reasonable efforts to obtain the pre-filing agreement contemplated by section (ii) of Section 11.d.

In the event that a condition to the Closing Date cannot be satisfied, each of the TSA, Amendment No. 1 to Cooperation Agreement, and the reimbursement of AFGI operating expenses set forth in Section 3 shall terminate and be of no further force or effect, the Cash Grant shall be released from escrow to AAC, any other amounts held in escrow pursuant to Section 2.d shall be released to AAC, and the parties hereto shall have no further obligations hereunder.

12.	Upon the reasonable request of AAC at any time on or after the Closing Date, OCI commits to allow AAC to repurchase surplus notes, preferred stock or other securities or other consideration issued pursuant to the Plan of Rehabilitation (whether issued by AAC or the Segregated Account) subject to OCI’s determination in its sole and absolute discretion that such repurchases do not violate the law, are reasonable and fair to the interests of AAC and the Segregated Account, and protect and are equitable to the interests of AAC and the Segregated Account policyholders generally.

13.

In the event that AFG believes AAC, OCI or the Rehabilitator to be, or in the event that the Rehabilitator believes AFG to be, in material breach of, or otherwise not complying with their respective material obligations under, this agreement, such party shall provide the alleged breaching or non-complying party with a written notice (copied to their last known legal counsel) describing, in reasonable detail, the nature of the alleged breach or non-compliance. Following delivery of such written notice, the parties shall attempt, in good faith, to resolve their dispute. The party served with a notice of breach or non-compliance shall have 30 days to cure the alleged breach or non-compliance. In the event that there is no cure and the parties are unable to resolve their dispute, any party alleging such breach or non-compliance may, not less than 45 days following delivery of such written notice, seek a judgment from the Rehabilitation Court that the other party has breached this agreement. Solely for purposes of resolving such dispute, AFG shall consent to the jurisdiction of the Rehabilitation Court. In the event that the Rehabilitation Court enters a final, non-appealable order in favor of any party alleging such breach or non-compliance, such party may ask the court to grant such further relief as the court deems appropriate in light of the nature and severity of the breach or non-performance, including specific performance, termination of the parties’ obligations under this agreement and/or monetary damages.

14.	The agreements, modifications to agreements and other transactions described herein shall be structured, to the extent practicable, to comply with the Plan of Rehabilitation and with the Settlement Agreement among AFG, AAC and Ambac Credit Products, LLP (“ACP”), on the one hand, and certain counterparties to outstanding credit-default swaps with ACP that were guaranteed by AAC, on the other, effective as of June 7, 2010.

15.	Except as provided in Section 9, releases shall be as set forth in the Bankruptcy Plan.

16.	This agreement shall be governed by the law of the State of New York.

17.	The parties acknowledge and agree that this agreement is intended to create a binding agreement among the parties.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered as of this 21st day of September, 2011.

AMBAC FINANCIAL GROUP, INC.

By:	/s/ Diana Adams
Name: Diana Adams
Title: President and CEO

AMBAC ASSURANCE CORPORATION

By:	/s/ David Trick
Name: David Trick
Title: Chief Financial Officer

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION

By:	/s/ Roger Peterson
Name: Roger Peterson
Title: Special Deputy Commissioner

REHABILITATOR OF THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION

By:	/s/ Theodore K. Nickel
Name: Theodore K. Nickel
Title: Commissioner

THE WISCONSIN OFFICE OF THE COMMISSIONER OF INSURANCE

By:	/s/ Theodore K. Nickel
Name: Theodore K. Nickel
Title: Commissioner

OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF AMBAC FINANCIAL GROUP, INC.

By its counsel, Morrison & Foerster, LLP

/s/ Anthony Princi, Esq.
Name: Anthony Princi, Esq.

Appendix A

NOL USAGE TABLE

NOL Usage Tier	Allocated NOLs	Applicable Percentage
A	The first $0.5 billion	15%
B	The next $1.1 billion after Tier A	40%
C	The next $1.1 billion after Tier B	10%
D	The next $1.1 billion after Tier C	15%

In the event that the Allocated NOL Amount or Allocated AMT NOL Amount is less than $3.8 billion, the size of each usage tier will be reduced proportionally. Such proportionate reduction shall be applied separately to the Allocated NOL Amount and the Allocated AMT NOL Amount. For the avoidance of doubt, if the Allocated NOL Amount is 10% less than $3.8 billion and the Allocated AMT NOL Amount is 20% less than $3.8 billion, then the size of each usage tier within the Allocated NOL Amount will be reduced by 10% as compared to the representative usage tiers shown above and the size of each usage tier within the Allocated AMT NOL Amount will be reduced by 20% as compared to the representative usage tiers shown above.